Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226-8100 USA
Brink’s Increases Quarterly Dividend for Third Consecutive Year

RICHMOND, Va., May 7, 2025 – The board of directors of The Brink’s Company (NYSE:BCO) today declared a regular quarterly dividend of $0.255 cents per share on the company’s common stock, an increase of 5%. The dividend is payable on June 2, 2025, to shareholders of record on May 19, 2025.

About The Brink’s Company

The Brink’s Company (NYSE:BCO), a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our network of operations in 51 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

# # #